Exhibit 10.1

AMENDMENT NO. 2

TO THE

MATTEL, INC. 2005 EQUITY COMPENSATION PLAN

WHEREAS, Mattel, Inc. (“Mattel”) maintains the Mattel, Inc. 2005 Equity Compensation Plan, as amended (the “Plan”);

WHEREAS, pursuant to Section 22 of the Plan, Mattel reserved the right to amend the Plan in whole or in part from time to time by action of the Board of Directors of Mattel (the “Board”); and

WHEREAS, the Board desires to amend certain provisions of the Plan related to equity grants to be made to outside directors of Mattel and to the restrictive covenants that will apply to new equity grants.

NOW, THEREFORE, pursuant to Section 22 of the Plan, the Plan is hereby amended, effective as of January 30, 2009, as follows:

1. Capitalized Terms. Capitalized terms that are not defined in this Amendment No. 2 shall have the meanings ascribed thereto in the Plan.

2. Section 2(bb) is hereby deleted in its entirety and replaced with “Reserved.”

3. Section 2(x) of the Plan is hereby amended in its entirety to read as follows:

“ ‘Grant’ means an award of an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Right, Dividend Equivalents or unrestricted shares of Common Stock under the Plan. All Grants shall be evidenced by, and subject to the terms of, a written agreement, which agreement may (i) include, in the Company’s discretion, restrictive covenants, where lawful, and (ii) define additional Activities Against the Company’s Interest (within the meaning of Section 18(c)). Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.”

4. Section 13 of the Plan is hereby amended in its entirety to read as follows:

“13. Outside Directors. Grants may be made to Outside Directors only in accordance with this Section 13 and Section 14(b). The terms and conditions of Grants to Outside Directors shall be the same as those provided for elsewhere in the Plan, except as specifically provided otherwise in this Section 13.

(a) Effective on the date of each Annual Meeting, beginning with the Annual Meeting that occurs in 2009, each Outside Director shall receive a Grant (the ‘Annual Grant’) of (i) Non-Qualified Stock Options and/or (ii) Restricted Stock, and/or (iii) Restricted Stock Units as determined by the Committee or the Board; provided, however, that if an individual first becomes an Outside Director after the date of an Annual Meeting but prior to the end of the calendar year in which such Annual Meeting occurs, such Outside Director shall receive an Annual Grant equal to the most recent Annual Grant made to Outside Directors (for any such Annual Grant denominated as a dollar amount, the number of shares of Common Stock subject to the Annual Grant shall be determined using the Fair Market Value of a share of Common Stock on the date of grant).

(b) Each Option granted to an Outside Director pursuant to this Section 13 shall have a per-share exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant. Except as otherwise determined by the Committee, Annual Grants of Options shall vest and become exercisable in four equal installments on each of the next four quarterly anniversaries of the date of grant, unless, in each case, the Outside Director has experienced a Severance before any such vesting date. Section 10 shall govern the treatment of Annual Grants of Options upon an Outside Director’s Severance.

(c) Except as otherwise determined by the Committee, Annual Grants of Restricted Stock and Restricted Stock Units shall vest in four equal installments on each of the next four quarterly anniversaries of the date of grant, unless, in each case, the Outside Director has experienced a Severance before any such vesting date. Sections 11(c) and 11(e) shall govern the treatment of Annual Grants Restricted Stock and Restricted Stock Units, respectively, upon an Outside Director’s Severance.”

5. Sections 18(c) and (d) of the Plan are hereby amended in their entirety for equity grants to be made on or after January 30, 2009 to read as follows:

“(c) A Participant will be acting contrary to the long-term interests of the Company if, during the restricted period set forth below, a Participant engages in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company operates, sells products or does business:

(i) while employed by the Company, the Participant renders services to or otherwise directly or indirectly engages in or assists, any organization or business that is or is working to become competitive with the Company;

(ii) while employed by the Company or at any time thereafter, the Participant (A) uses any confidential information or trade secrets of the Company to render services to or otherwise engage in or assist any organization or business that is or is working to become competitive with the Company or (B) solicits away or attempts to solicit away any customer or supplier of the Company if in doing so, the Participant uses or discloses any of the Company’s confidential information or trade secrets; or

(iii) while employed by the Company or during a period of one year thereafter, the Participant solicits or attempts to solicit any non-administrative employee of the Company to terminate employment with the Company or to perform services for any organization or business that is or is working to become competitive with the Company.

The activities described in this Section 18(c) (and any additional activities as may be set forth in a Participant’s Grant or Individual Agreement) are collectively referred to as ‘Activities Against the Company’s Interest.’

(d) If Mattel determines, in its sole and absolute discretion, that: (i) a Participant has violated any of the requirements set forth in Section 18(b) above or (ii) a Participant has engaged in any Activities Against the Company’s Interest (the date on which such violation or activity first occurred being referred to as the ‘Trigger Date’), then Mattel may, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture of any or all of the Participant’s Grants or the Proceeds thereof, provided that such Termination, Rescission and/or Recapture shall not apply to a Full-Value Grant to the extent that both of the following occurred earlier than six months prior to the Trigger Date: (A) such Full-Value Grant vested and (B) Common Stock was delivered and/or cash was paid pursuant to such Full-Value Grant; and provided, further, that such Termination, Rescission and/or Recapture shall not apply to an Option or a Stock Appreciation Right to the extent that such Option or Stock Appreciation Right was exercised earlier than six months prior to the Trigger Date. Within ten days after receiving notice from Mattel that Rescission or Recapture is being imposed on any Grant, the Participant shall deliver to Mattel the cash or shares of Common Stock acquired pursuant to such Grant, or, if Participant has sold such Common Stock, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Common Stock that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Common Stock), Mattel shall promptly refund the exercise price, without earnings, that the Participant paid for the Common Stock. Any payment by the Participant to Mattel pursuant to this Section 18(d) shall be made either in cash or by returning to Mattel the number of shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if after a Participant’s Severance, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent equity interest in the organization or business.”

6. Ratification and Confirmation. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

7. Governing Law. This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of Delaware.

8. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment No. 2.

IN WITNESS WHEREOF, Mattel has caused this Amendment No. 2 to be executed, effective as of January 30, 2009.

MATTEL, INC.

By:	/s/ Alan Kaye
Name:	Alan Kaye
Title:	Senior Vice President, Human Resources

Dated:	February 4th, 2009